Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-112874) and Form S-3 (No. 333-124130 and 333-124073) of Affordable Residential Communities Inc., and in the Registration Statement on Form S-11 (No. 333-129254) of Affordable Residential Communities LP of our report dated March 15, 2007 relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
Denver, Colorado
March 15, 2007